Exhibit 99.1

Molina Healthcare Elects Richard Zoretic to Board of Directors

LONG BEACH, Calif.--(BUSINESS WIRE)--May 29, 2018--Molina Healthcare, Inc. (NYSE:MOH) announced today that it has elected Richard Zoretic as a new independent director to join its Board of Directors, effective August 1st, 2018.

“We are pleased to welcome Richard to Molina’s Board of Directors,” said Dale Wolf, chairman of the Molina Healthcare Board of Directors. “With decades of successful executive leadership experience in Medicaid and Medicare health plans, he will be a great asset to the Board and to the organization as a whole.”

In 2014, Mr. Zoretic retired from his position as executive vice president of WellPoint, Inc., where he was also president of the company’s Government Business Division, which includes all operations related to Medicare, Medicaid, National Government Services, and the Federal Employee Program. Prior to joining WellPoint, Mr. Zoretic served as executive vice president and chief operating officer of Amerigroup Corporation, where he was responsible for health plan operations, provider networks, health care economics, health care management services, technology and customer service operations. Mr. Zoretic joined Amerigroup in September 2003 as chief marketing officer and assumed responsibility for all health plan operations in 2005. He was appointed chief operating officer in 2007. Prior to Amerigroup, he held senior leadership positions at UnitedHealth Group and at MetLife Group, and served as a management consultant in Deloitte Consulting’s health care practice.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 4.1 million members as of March 31, 2018. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

CONTACT:
Molina Healthcare, Inc.
Investor Relations
Ryan Kubota, 562-506-9057
or
Public Relations
Laura Murray, 562-506-9208